Exhibit 99.1

FOR IMMEDIATE RELEASE
MAY 19, 2005
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP INVESTIGATES
OPTIONS FOR ENDING SEC REPORTING

     (Munster, Indiana) — NorthWest Indiana Bancorp (“NWIN.OB”), the holding company for Peoples Bank, announced today that its management and directors have been investigating the possibility of terminating the registration of its shares of common stock under the Securities Exchange Act of 1934. The Company is primarily concerned with the escalating costs and additional allocation of management’s time resulting from the Sarbanes-Oxley Act of 2002. This concern is further heightened because of the pending implementation of Section 404 that will impact the Company beginning with the fiscal year ended December 31, 2006. A strategy to de-register the Company’s shares would reduce expenses associated with SEC reporting requirements.

     In order to terminate the registration of its shares, the Company must first have fewer than 300 shareholders of record. The Company currently has approximately 440 shareholders of record. The Company is exploring possible methods of reducing the number of its shareholders of record below 300 and the costs of any such possible transactions.

     The Company’s shares trade infrequently on the OTC Bulletin Board. If the Company successfully de-registers its shares, it expects those shares to continue to be quoted on the OTC Bulletin Board, subject to the willingness of market makers to continue making a market in those shares. Therefore, it is management’s belief that any negative impact on the liquidity of the shares as a result of de-registration would be minimal.

     NorthWest Indiana Bancorp is headquartered at 9204 Columbia Avenue, Corporate Center, Munster Indiana. The Company’s subsidiary, Peoples Bank, has eight banking centers, two in Merrillville and the others in Dyer, Schererville, Munster, East Chicago, Hammond and Hobart.

     Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.